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www.MedAire.com
ASX: MDE

MedAire Set to Sell Its Global Doctor Subsidiary
Network of Asian Medical Clinics to be Sold in Management Buyout

TEMPE, Ariz. and PERTH, Australia (Feb. 1, 2006) – MedAire, Inc. (ASX Code: MDE) today announced that it has entered into a definitive agreement to sell its network of Global Doctor clinics in Asia to its Country Manager for Global Doctor in China, Mr. David Wong, who has formed the company Global Health Care Pty Ltd, based in Perth Australia. The parties expect the deal to close within 60 days.

“The change represents a major opportunity for the Global Doctor clinics,” said MedAire Chairman and CEO, Joan Sullivan Garrett. “We were just not in a position to provide the capital and management time needed to move Global Doctor to a level of sustained operating excellence and profitability. Mr. Wong has the vision, passion and funding to do that,” Garrett said.

There are currently eight Global Doctor clinics in the network, six of which are located in China, one in Bangkok, Thailand and the other in Jakarta, Indonesia. MedAire first acquired the Global Doctor network in January of 2003. According to published documents, MedAire expects the impact on its go-forward financial statements to be a decrease to revenue of approximately USD$3.5 million and a decrease to pre-tax loss of approximately USD$0.5 million on an annual basis.

As a part of the deal, MedAire has negotiated a preferred provider agreement with Global Health Care giving MedAire clients continued preferred access to Global Doctor clinics. Additionally, MedAire will continue to partner with Global Doctor clinics to assist with logistical coordination of medical evacuations from the region. Under the new ownership, Global Doctor clinics in China will be establishing a formal relationship with a major network of hospitals in China – providing clients with a full range of quality health care services.

“We couldn’t be more pleased with this arrangement,” Garrett said. “The clinics and clinic employees will be seeing important investment capital, our clients will have access to an even better health care solution and MedAire can again focus on its true core competencies of providing remote-based emergency medical assistance, related training and resources such as medical kits — which is what our shareholders have asked us to do,” Garrett commented.

About MedAire

Established in 1985, MedAire provides real-time, emergency medical and security assistance services for companies with employees, customers or guests in remote environments. Clients include commercial airlines, corporate flight departments, maritime operators and government agencies. In providing clients a total health and security solution, MedAire also provides clients with related training, web-based information and specialized resources such as medical and security kits. MedAire, listed under MDE on the Australian Stock Exchange, can be found on the Internet at www.MedAire.com.

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MedAire Contact:

Steve Holstein, Phone: +1.480.333.3700, Email: sholstein@medaire.com

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.